MMC ENERGY, INC.
26 Broadway
Suite 960
New York, NY 10004
(212) 977-0900

MMC ENERGY, INC. ANNOUNCES SALE OF EQUIPMENT

New York- March 5, 2009-MMC Energy, Inc. (NASDAQ: MMCE) announced today that it signed and closed a definitive agreement to sell its contracts to purchase two natural gas compressors for $2.1 million to an affiliate of Wellhead Electric Company, Inc.

The Company purchased the compressors from Kobelco EDTI Compressors, Inc. for an expected delivery in March 2009 for use at its Chula Vista and Escondido Energy Upgrade Projects.  The purchase price consists of $1.9 million in cash and the assumption of $210,000 of remaining payments due under the contracts, and is equal to the Company’s cost for the equipment.

The Company’s two Upgrade Projects have been on hold pending the receipt of long-term contracts for peaking power,and in the case of Chula Vista, a permit from the California Energy Commission, whose Preliminary Decision was against the Company.  The Company believes that the disposition of equipment at this time is a better option than incurring substantial costs to store and maintain the equipment until construction commences, and that there will be comparable equipment available on a timely basis at such time.

The Company previously announced the sale of a GE LM6000 turbine to Wellhead in November 2008, and the sale of a GE LM-2500 and related equipment from its Mid-Sun facility in February 2009, and is continuing to pursue additional asset sales where prudent.

About MMC Energy, Inc.:

The Company acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States.

The Company's mission is to acquire, directly or through joint ventures, a portfolio of small to mid-size natural gas fueled electricity generating assets, generally below 80 megawatts or `MW.''   The Company has invested in electricity assets which provide essential services to key transmission constrained markets in California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable. To date, the Company has acquired three electricity generating assets in California, totaling 110 MW of capacity, of which the Mid-Sun facility represents 22 MW.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 including anticipated events relating to completion of the Company’s current upgrade projects. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, those risks described in the Company’s Annual Report on Form 10-K, its most recent prospectus filed with the SEC on November 19, 2007 and in its other public filings.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements.

Source: MMC Energy, Inc.

Contact:

          MMC Energy Inc.
          Denis G. Gagnon, Chief Financial Officer
          (212) 977-0900
          www.mmcenergy.com